EXHIBIT 16.1

KPMG LLP	Telephone	(416) 777-8500
Chartered Accountants	Fax	(416) 777-8818
Bay Adelaide Centre	Internet	www.kpmg.ca
333 Bay Street Suite 4600
Toronto ON M5H 2S5

December 26, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for CardioGenics Holdings Inc. and, under the date of April 13, 2012, we reported on the consolidated financial statements of CardioGenics Holdings Inc. as of and for the year ended October 31, 2011. On December 18, 2012, we resigned. We have read CardioGenics Holdings Inc.’s statements included under Item 4.01 of its Form 8-K dated December 26, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with CardioGenics Holdings Inc.’s statement that CohnReznick LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on CardioGenics Holdings Inc.’s consolidated financial statements, and J.H. Cohn LLP was consulted with respect to the application of accounting principles to a specified transaction, either completed or proposed.

This letter should not be regarded as in any way updating the aforementioned report or representing that we performed any procedures subsequent to the date of such report.

Very truly yours,

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants